EXHIBIT 99.1

Community West Bancshares Reports Third Quarter Profits of $1,045,000 as Net Interest Margin Expansion Continues

GOLETA, Calif., Oct. 21, 2010 (GLOBE NEWSWIRE) -- Community West Bancshares ("Community West"), (Nasdaq:CWBC), parent company of Community West Bank, today reported net income of $1.0 million in the third quarter of 2010 (3Q10), compared to net income of $69,000 in the third quarter a year ago (3Q09). The loan loss provision in 3Q10 was $1.5 million compared to $2.6 million in 3Q09. For the first nine months of the year, Community West reported net income of $1.0 million, compared to a net loss of $5.9 million for the first nine months of 2009. The loan loss provision for the first nine months of the year was $7.5 million compared to $15.9 million for the first nine months of 2009.

"We generated a solid quarterly profit primarily due to an improved net interest margin and a strong core business model," stated Lynda J. Nahra, President and Chief Executive Officer. "We have made steady progress in strengthening Community West with improved operating efficiencies and strong core deposit growth. These results were generated in spite of the current economic uncertainties."

Third Quarter 2010 Highlights

  Completed a successful public convertible debenture offering of $8.09 million.
  Net income to common stockholders was $784,000, or $0.12 per diluted common share.
  Community West Bank continues to exceed well capitalized levels with a Total risk-based capital ratio of 12.65%, Tier 1 risk-based capital ratio of 11.38% and Tier 1 leverage ratio of 9.09%.
  Net interest margin was 4.49%, a 37 basis point improvement compared to 3Q09.
  Core deposits increased by 41.0% compared to a year ago.
  Nonperforming loans were $15.1 million, or 2.51% of total loans.
  The efficiency ratio was 60.4%, a 7.8% improvement compared to 3Q09.

In 3Q10, including the $261,000 preferred stock dividend, the net income applicable to common stockholders was $784,000, or $0.12 per diluted share, compared to a net loss applicable to common stockholders of $192,000, or $0.03 per diluted share, in the third quarter a year ago.

Capital Management

In August, Community West completed its public offering of $8,085,000 of 9% convertible subordinated debentures. Proceeds from the offering will be used to further strengthen the capital position of the Company and support its strategic growth opportunities.

Income Statement Review

"Funding costs continued to improve, which helped to improve our net interest margin compared to the previous quarter and the third quarter a year ago," said Charles G. Baltuskonis, EVP and Chief Financial Officer.  In 3Q10, the net interest margin was 4.49% compared to 4.47% in 2Q10 and 4.12% in 3Q09.  In the first nine months of the year, the net interest margin increased 66 basis points to 4.48% compared to 3.82% in the first nine months of 2009.

Third quarter net interest income increased 5.7% to $7.3 million compared to $6.9 million in 3Q09. In the first nine months of 2010, net interest income increased 15.5% to $21.8 million compared to $18.9 million in the same period a year ago. Non-interest income increased 5.9% to $1.0 million in 3Q10, compared to $966,000 in 3Q09. In the first nine months of 2010, primarily due to declining SBA loan volumes and loan servicing fees, non-interest income was $2.8 million compared to $3.4 million in the first nine months of 2009. The decline in loan servicing fees resulted from Community West having lower SBA loan balances.

"Manageable operating expenses continue to decline steadily compared to a year ago. We are making a concerted effort to improve efficiencies within the entire organization," said Nahra. "Even though costs related to problem credits remained higher than normal, our total non-interest expenses improved for both 3Q10 and the year-to-date period, compared to the respective periods a year ago." Non-interest expenses were $5.0 million in 3Q10, compared to $5.2 million in 3Q09. In the first nine months of the year, non-interest expenses improved 5.8% to $15.4 million compared to $16.4 million in the first nine months of 2009.

The efficiency ratio was 60.4% in 3Q10 compared to 66.1% in 2Q10 and 65.6% in 3Q09. Year-to-date, the efficiency ratio was 62.5% compared to 73.4% in the same period a year ago.

Credit Quality

"The provision for loan losses, while lower than the preceding quarter, remains high, reflecting our concern for the overall economy," said Nahra.

Nonperforming loans were $15.1 million, or 2.51% of total loans at September 30, 2010, compared to $14.6 million or 2.41% of total loans three months earlier and $17.8 million, or 2.93% of total loans a year ago. Real estate owned and repossessed assets totaled $5.5 million at September 30, 2010 compared to $6.3 million at June 30, 2010 and $3.3 million a year ago.

Of the $15.1 million in total nonperforming loans, $7.2 million or 47.8% were real estate loans, $4.4 million or 29.4% were SBA loans, $2.4 million or 15.9% were manufactured housing loans, $915,000 or 6.1% were commercial loans and $131,000 or 0.8% were other installment loans.

The loan loss provision was $1.5 million in 3Q10 compared to $2.9 million in 2Q10 and $2.6 million in 3Q09. The allowance for loan losses totaled $13.4 million at quarter-end, equal to 2.64% of total loans held for investment, compared to 2.70% at June 30, 2010 and 2.62% at September 30, 2009.

Community West had net charge-offs of $2.0 million in 3Q10 compared to $3.4 million in 2Q10 and $2.7 million in 3Q09.

Balance Sheet

"Softening loan demand during the quarter, particularly in commercial and SBA loan sectors, has led to a small decline in total loan balances compared to a year ago," said Baltuskonis. Net loans were $600.6 million at September 30, 2010 compared to $606.4 million a year ago.

Real estate loans outstanding increased $5.8 million from year ago levels to $196.8 million at September 30, 2010, and comprise 32.8% of the total loan portfolio. Manufactured housing loans increased $3.3 million from year ago levels to $196.5 million and represent 32.7% of total loans. Commercial loans were down 11.7% compared to a year ago and now represent 9.2% of the total loan portfolio and SBA loans decreased 7.6% from a year ago and now represent 21.9% of the total loan portfolio. Other installment loans increased 18.5% from year ago levels and now represent 3.5% of the total loan portfolio.

"While total deposits are up only modestly compared to a year ago the deposit mix is changing," said Baltuskonis. "We are benefiting from the increasing movement of money to local community banks from some of the larger institutions, with core deposit growth up 41.0 % at quarter-end compared to a year ago."

Total deposits were $535.7 million at September 30, 2010 compared to $529.7 million a year earlier. Non-interest-bearing accounts were $39.1 million at September 30, 2010 compared to $38.6 million a year ago. Interest-bearing accounts increased 53.2% to $246.6 million compared to $160.9 million a year ago. Core deposits, defined as non-interest-bearing, interest-bearing and savings accounts, increased 41.0% to $304.6 million at quarter-end, compared to $216.0 million a year earlier while certificates of deposit decreased 26.3% over the same period to $231.1 million, compared to $313.7 million a year earlier.

Total assets were $676.5 million at September 30, 2010, compared to $674.4 million a year earlier. Stockholders' equity was $60.8 million at September 30, 2010, compared to $60.3 million a year earlier. Book value per common share was $7.78 at September 30, 2010 compared to $7.75 a year ago.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2010	2010	2009	2010	2009

Interest income	$ 9,727	$ 9,703	$ 10,378	$ 29,372	$ 30,795
Interest expense	2,419	2,472	3,467	7,538	11,887
Net interest income	7,308	7,231	6,911	21,834	18,908
Provision for loan losses	1,518	2,872	2,592	7,464	15,890
Net interest income after provision for loan losses	5,790	4,359	4,319	14,370	3,018
Non-interest income	1,023	933	966	2,795	3,389
Non-interest expenses	5,035	5,397	5,165	15,403	16,355

Income (Loss) before income taxes	1,778	(105)	120	1,762	(9,948)
Provision for income taxes	733	(43)	51	728	(4,088)

NET INCOME (LOSS)	$ 1,045	$ (62)	$ 69	$ 1,034	$ (5,860)

Preferred stock dividends	261	262	261	785	784

NET INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$ 784	$ (324)	$ (192)	$ 249	$ (6,644)

Earnings (Loss) per common share:
Basic	$ 0.13	$ (0.05)	$ (0.03)	$ 0.04	$ (1.12)
Diluted	0.12	(0.05)	(0.03)	0.04	(1.12)

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	September 30,	December 31,	September 30,
	2010	2009	2009

Cash and cash equivalents	$ 12,332	$ 5,511	$ 8,679
Interest-earning deposits in other financial institutions	475	640	832
Investment securities	39,186	40,348	40,411
Loans:
Commercial	55,120	61,810	62,433
Real estate	196,796	202,400	191,046
SBA	131,366	139,118	142,166
Manufactured housing	196,451	195,656	193,165
Other installment	20,907	18,189	17,636
Total loans	600,640	617,173	606,446

Loans, net
Held for sale	93,643	102,574	99,611
Held for investment	506,997	514,599	506,835
Less: Allowance	(13,395)	(13,733)	(13,274)
Net held for investment	493,602	500,866	493,561
NET LOANS	587,245	603,440	593,172

Other assets	37,232	34,277	31,258

TOTAL ASSETS	$ 676,470	$ 684,216	$ 674,352

Deposits
Non-interest-bearing	$ 39,140	$ 37,703	$ 38,569
Interest-bearing	246,576	191,905	160,925
Savings	18,848	16,396	16,507
CDs over 100K	170,130	173,594	175,629
CDs under 100K	60,979	111,794	138,067
Total Deposits	535,673	531,392	529,697
Other borrowings	76,085	89,000	80,000
Other liabilities	3,930	3,517	4,331
TOTAL LIABILITIES	615,688	623,909	614,028

Stockholders' equity	60,782	60,307	60,324

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 676,470	$ 684,216	$ 674,352

Shares outstanding	5,915	5,915	5,915

Book value per common share	$ 7.78	$ 7.74	$ 7.75

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts) (Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended	Nine Months Ended
PERFORMANCE MEASURES AND RATIOS	Sep. 30, 2010	Jun. 30, 2010	Sep. 30, 2009	Sep. 30, 2010	Sep. 30, 2009
Return on average common equity	9.03%	-0.54%	0.59%	2.98%	-16.15%
Return on average assets	0.62%	-0.04%	0.04%	0.20%	-1.16%
Efficiency ratio	60.44%	66.11%	65.57%	62.54%	73.35%
Net interest margin	4.49%	4.47%	4.12%	4.48%	3.82%

	Quarter Ended	Quarter Ended	Quarter Ended	Nine Months Ended
AVERAGE BALANCES	Sep. 30, 2010	Jun. 30, 2010	Sep. 30, 2009	Sep. 30, 2010	Sep. 30, 2009
Average assets	$ 673,932	$ 674,718	$ 676,625	$ 676,887	$ 673,820
Average earning assets	645,765	649,069	664,934	651,887	661,107
Average total loans	600,234	603,219	606,066	604,514	603,802
Average deposits	536,616	542,720	504,029	538,199	492,316
Average equity (including preferred stock)	60,975	60,704	61,196	60,894	62,746
Average common equity (excluding preferred stock)	46,278	46,066	46,760	46,259	48,372

EQUITY ANALYSIS	Sep. 30, 2010	Jun. 30, 2010	Sep. 30, 2009
Total equity	$ 60,782	$ 59,892	$ 60,324
Less: senior preferred stock	14,740	14,674	14,473
Total common equity	$ 46,042	$ 45,218	$ 45,851

Common stock outstanding	5,915	5,915	5,915
Book value per common share	$ 7.78	$ 7.64	$ 7.75

ASSET QUALITY	Sep. 30, 2010	Jun. 30, 2010	Sep. 30, 2009
Nonperforming loans (NPLs)	$ 15,104	$ 14,574	$ 17,770
Nonperforming loans/total loans	2.51%	2.41%	2.93%
REO and repossessed assets	$ 5,466	$ 6,265	$ 3,281
Less: SBA-guaranteed amounts	$ 1,435	$ 1,333	$ 233

Net REO and repossessed assets	$ 4,031	$ 4,932	$ 3,048
Nonperforming assets (net)	$ 19,135	$ 19,506	$ 20,818
Nonperforming assets/total assets	2.83%	2.90%	3.09%
Net loan charge-offs in the quarter	$ 1,960	$ 3,444	$ 2,737
Net charge-offs in the quarter/total loans	0.33%	0.57%	0.45%

Allowance for loan losses	$ 13,395	$ 13,837	$ 13,274
Plus: Allowance for undisbursed loan commitments	208	226	560
Total allowance for credit losses	$ 13,603	$ 14,063	$ 13,834
Total allowance for loan losses/total loans held for investment	2.64%	2.70%	2.62%
Total allowance for loan losses/nonperforming loans	89%	95%	75%

Community West Bancshares
Tier 1 leverage ratio	8.98%	8.84%	8.89%
Tier 1 risk-based capital ratio	11.25%	11.03%	11.17%
Total risk-based capital ratio	14.02%	12.29%	12.44%

Community West Bank
Tier 1 leverage ratio	9.09%	8.80%	8.74%
Tier 1 risk-based capital ratio	11.38%	10.97%	10.98%
Total risk-based capital ratio	12.65%	12.23%	12.25%

INTEREST SPREAD ANALYSIS	Sep. 30, 2010	Jun. 30, 2010	Sep. 30, 2009
Yield on interest-bearing deposits	1.44%	1.56%	2.19%
Yield on total loans	6.21%	6.20%	6.49%
Yield on investments	2.96%	3.40%	3.86%
Yield on earning assets	5.98%	6.00%	6.19%

Cost of deposits	1.34%	1.45%	2.02%
Cost of FHLB advances	2.83%	2.96%	3.95%
Cost of Federal Reserve borrowings	0.00%	0.00%	0.50%
Cost of interest-bearing liabilities	1.67%	1.73%	2.38%
CONTACT:  Community West Bancshares
          Charles G. Baltuskonis, EVP & CFO
          805.692.5821
          www.communitywestbank.com